EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITOR

I consent to the reference to me under the caption "Experts" and to the use of my report dated July 21, 2000 in the Registration Statement on Form SB-2 and the related Prospectus of Growth Net, Inc. for the registration of 13,500,000 shares of common stock.

/s/ Roger S. Graff
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Roger S. Graff
Port Washington, NY
August 11, 2000